 Exhibit 99.1

News Release
Sunoco Logistics Partners L.P.
3807 West Chester Pike
Newtown Square, PA 19073

For further information contact:	For release: Immediately
Jeffrey Shields (media) 215-977-6056
Peter Gvazdauskas (investors) 215-977-6322

SUNOCO LOGISTICS ANNOUNCES RESULTS FOR SECOND QUARTER 2016

NEWTOWN SQUARE, PA - August 3, 2016 - Sunoco Logistics Partners L.P. (NYSE: SXL) (the "Partnership") today announced net income attributable to partners for the six months ended June 30, 2016 of $347 million ($0.52 per limited partner unit, diluted), compared to $312 million ($0.75 per limited partner unit, diluted) for the prior year period. Adjusted EBITDA for the six months ended June 30, 2016 was $594 million, compared to $547 million for the prior year period. Net income attributable to partners was $202 million for the three months ended June 30, 2016 ($0.34 per limited partner unit, diluted). Adjusted EBITDA was $245 million for the three months ended June 30, 2016. The second quarter 2016 included approximately $60 million related to the reversal of favorable LIFO inventory accounting that was recognized in the first quarter 2016. Recent highlights include:

•	Distributable Cash Flow of $456 million for the six months ended June 30, 2016

•	Distribution increase to $0.50 ($2.00 annualized) for the second quarter 2016

•	Distribution coverage ratio of 1.0x for the six months ended June 30, 2016

•	Commenced operations on the Delaware Basin Extension and Permian Longview and Louisiana Extension pipelines

•	Issued $550 million of 3.90 percent ten-year Senior Notes in July 2016 in support of our expansion capital program

•	Secured project-level financing for the Bakken Pipeline project under a $2.5 billion credit facility

•	Announced an agreement to sell 49 percent of our ownership interest in the Bakken Pipeline project for $800 million

•	Debt-to-Adjusted EBITDA ratio of 3.7x at June 30, 2016, calculated in accordance with our credit agreement, which excludes the impacts of the third quarter Bakken initiatives
"We are pleased to announce year-to-date Adjusted EBITDA of $594 million," said Michael J. Hennigan, President and Chief Executive Officer. The Partnership's results for the second quarter 2016 include the reversal of approximately $60 million of positive LIFO inventory accounting in its Crude Oil segment that was reflected in the first quarter 2016 results. Hennigan continued, "Excluding the timing impact caused by inventory accounting, our second quarter 2016 Adjusted EBITDA has grown sequentially. Our blue bar based organic projects continue to provide increased fee-based cash flow in a very difficult macro environment. Our ratable earnings have increased approximately 30 percent compared to the first half of last year and have more than offset reduced market-related, red bar opportunities."
Regarding the start-up of two new crude oil projects, Hennigan said, "We are also pleased to report that we will be generating additional blue bar earnings with two new crude projects that started flowing in the third quarter -- the Delaware Basin Extension and Permian Longview and Louisiana Extension pipelines. Both pipelines will ramp up, as most projects tend to, over the third quarter and we expect full operations in the fourth quarter. Additionally, the Delaware Basin Extension project demonstrates the continued synergistic capabilities within the Energy Transfer family of partnerships as this expansion will benefit from Energy Transfer’s crude oil gathering system, and it will meet the needs of the producing community in the Delaware basin."
On the Bakken Pipeline transactions, Hennigan said, "We have closed on project financing, along with our partners, with a $2.5 billion dollar credit facility. The structure provides the joint venture with additional flexibility and an attractive cost of capital as we work towards completing the project. The facility is anticipated to essentially provide all of the remaining capital requirements to complete the project. In addition, we have reduced our ownership in the project and have added two additional strategic partners by essentially selling half of our interest. We will receive $800 million in cash at closing. The Bakken project will be the premier takeaway solution from the prolific North Dakota shale area and we are excited about the addition of these two strategic partners."

DETAILS OF SECOND QUARTER RESULTS
Net Income
Net income attributable to Sunoco Logistics Partners L.P. ("net income attributable to SXL") was $202 and $276 million for the three months ended June 30, 2016 and 2015, respectively. Results for the three months ended June 30, 2016 and 2015 included positive non-cash inventory adjustments of $132 and $100 million, respectively, related to improvements in commodity prices during both periods. Excluding these non-cash items, net income attributable to SXL decreased $106 million compared to the prior year period. The decrease was largely attributable to lower acquisition and marketing results from our Crude Oil and Natural Gas Liquids reporting segments. Also contributing to the decrease was higher depreciation and amortization expense related to expansion capital projects placed into service in 2015 and 2016, and higher net interest expense largely attributable to the $1.0 billion Senior Notes offering in November 2015. These factors were partially offset by improved operating results from our Refined Products segment and improved contributions from our joint venture interests.
Adjusted EBITDA
During the fourth quarter 2015, we realigned our reporting segments as a result of the continued investment in our organic growth capital program which has served to increase the integration that exists between our assets that service each commodity. This has also resulted in a shift in Management's strategic decision making process, resource allocation methodology, and assessment of our financial results. The updated reporting segments are: Crude Oil, Natural Gas Liquids and Refined Products. The new segmentation provides our investors with a more meaningful view of our business that is consistent with that of Management. For the purpose of comparability, all prior period segment disclosures have been recast to conform to the current presentation. Such recasts have no impact on previously reported consolidated net income or Adjusted EBITDA.

	Three Months Ended June 30,
	2016	2015	Variance
	(in millions)
Crude Oil	$114	$163	$(49)
Natural Gas Liquids	78	129	(51)
Refined Products	53	34	19
Adjusted earnings before interest, taxes, depreciation and amortization expense ("Adjusted EBITDA") (1)	$245	$326	$(81)

(1)
For a detailed definition of the components included within Adjusted EBITDA, see the Non-GAAP Financial Measures table for a reconciliation to the applicable generally accepted accounting principles ("GAAP") metric.

Crude Oil
Adjusted EBITDA for the Crude Oil segment decreased $49 million to $114 million for the three months ended June 30, 2016, as compared to $163 million for the prior year period. The decrease was largely attributable to lower operating results from our crude oil acquisition and marketing activities, which includes the reversal of approximately $60 million of positive LIFO inventory accounting that was reflected in the first quarter 2016 related to contango market opportunities. The acquisition and marketing results, which include transportation and storage fees related to our crude oil pipelines and terminal facilities, were also impacted by lower volumes and significantly lower crude oil differentials. This decrease was partially offset by improved results from our crude oil pipelines which benefited from the Permian Express 2 pipeline that commenced operations in July 2015. Higher results from our Nederland terminal and improved contributions from joint venture interests also contributed to the offset.
Natural Gas Liquids
Adjusted EBITDA for the Natural Gas Liquids segment decreased $51 million to $78 million for the three months ended June 30, 2016, as compared to $129 million for the prior year period. The decrease was largely attributable to lower results from our NGLs acquisition and marketing activities, which includes the absence of approximately $25 million of positive LIFO inventory accounting reflected in the second quarter 2015. Lower volumes and margins attributable to acquisition and marketing activities also contributed to the decrease. These factors were partially offset by increased volumes and fees from our Mariner NGLs projects, which includes our NGLs pipelines and Marcus Hook facility.
Refined Products
Adjusted EBITDA for the Refined Products segment increased $19 million to $53 million for the three months ended June 30, 2016, as compared to $34 million for the prior year period. The increase was primarily attributable to improved operating results from our refined products pipelines, which benefited from higher volumes on our Allegheny Access pipeline, and higher results from our refined products terminals. Higher contributions from joint venture interests and our refined products acquisition and marketing activities also contributed to the increase.

FINANCING UPDATE
Net interest expense was $39 million for the three months ended June 30, 2016, compared to $31 million for the prior year period. The $8 million increase was due primarily to the $1.0 billion issuance of Senior Notes in November 2015 and higher borrowings under our $2.50 billion Credit Facility to finance our expansion capital program. These increases were partially offset by higher capitalized interest in connection with continued growth projects.
In the second quarter 2016, we issued 14.2 million units under our at-the-market equity offering program for $366 million of net proceeds.
In July 2016, we issued $550 million of 3.90 percent Senior Notes due in July 2026 for net proceeds of $544 million in support of our expansion capital program.
In August 2016, ETP, Sunoco Logistics and Phillips 66 announced the completion of project-level financing of the Bakken Pipeline project. The $2.5 billion credit facility is anticipated to provide substantially all of the remaining capital necessary to complete the project. Additionally, ETP and Sunoco Logistics announced the signing of an agreement to sell a 36.75 percent interest in the Bakken Pipeline project for $2 billion in cash to MarEn Bakken Company LLC, an entity jointly owned by Enbridge Energy Partners, L.P. and Marathon Petroleum Corporation. The transaction is expected to close in the third quarter 2016, subject to certain closing conditions, at which time Sunoco Logistics will receive $800 million for its interest. Proceeds from the sale of our interest will be used to pay down debt and help fund our expansion capital program. Subsequent to closing, our interest in the Bakken Pipeline project will be 15.3 percent.

CAPITAL EXPENDITURES

	Six Months Ended June 30,
	2016	2015
	(in millions)
Expansion	$965	$909
Maintenance	27	31
Acquisitions	—	131
Total	$992	$1,071
Our expansion capital spending for the six months ended June 30, 2016 included spending to: invest in the previously announced Mariner East NGLs projects; invest in our crude oil infrastructure by increasing our pipeline capabilities through announced expansion capital and joint projects; expand the service capabilities of our acquisition and marketing activities; and upgrade the service capabilities at our bulk marine terminals. Acquisitions for the six months ended June 30, 2015 consisted of the acquisition of the remaining ownership interests in the West Texas Gulf Pipe Line Company. Our capital expenditures are expected to be funded from cash provided by operations, borrowings under our credit facility, and with proceeds from debt and equity offerings, as necessary.

INVESTOR CALL
We will host a conference call regarding second quarter results on Thursday, August 4, 2016 at 8:00 am ET (7:00 am CT). Those wishing to listen can access the call by dialing (USA toll free) 1-800-369-2171; International (USA toll) 1-517-308-9315 and request "Sunoco Logistics Partners Earnings Call, Conference Code: Sunoco Logistics." This event may also be accessed by a webcast, which will be available at www.sunocologistics.com. A number of presentation slides will accompany the audio portion of the call and will be available to be viewed and printed shortly before the call begins. Audio replays of the conference call will be available for two weeks after the conference call beginning approximately one hour following the completion of the call. To access the replay, dial 1-800-841-8609. International callers should dial 1-402-280-9935.

ABOUT SUNOCO LOGISTICS
Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Newtown Square, Pennsylvania, is a publicly traded Delaware limited partnership that owns and operates a logistics business, consisting of a geographically diverse portfolio of complementary pipeline, terminalling, and acquisition and marketing assets which are used to facilitate the purchase and sale of crude oil, NGLs and refined products. SXL's general partner is a consolidated subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP). For more information, visit the Sunoco Logistics Partners L.P. web site at www.sunocologistics.com.
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of distributions by Sunoco Logistics Partners L.P. to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, distributions by Sunoco Logistics Partners L.P. to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Portions of this document constitute forward-looking statements as defined by federal law. Although Sunoco Logistics Partners L.P. believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and necessarily involve risks that may affect the Partnership’s business prospects and performance causing actual results to differ from those discussed in the foregoing release. Such risks and uncertainties include, by way of example and not of limitation: whether or not the transactions described in the foregoing news release will be cash flow accretive; increased competition; changes in demand for crude oil, NGLs and refined products that we store and distribute; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction; potential labor issues; the legislative or regulatory environment; plant construction/repair delays; nonperformance by major customers or suppliers; and political and economic conditions, including the impact of potential terrorist acts and international hostilities. These and other applicable risks and uncertainties have been described more fully in the Partnership's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2016, and in the Partnership's subsequent Form 10-Q and Form 8-K filings. The Partnership undertakes no obligation to update any forward-looking statements in this release, whether as a result of new information or future events.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Three Months Ended June 30,
	2016	2015	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$2,268	$3,202	$(934)

Cost of products sold (1)	1,991	2,837	(846)
Operating expenses (1)	33	39	(6)
Selling, general and administrative expenses	28	25	3
Depreciation and amortization expense	109	94	15
Impairment charge and other matters	(132)	(100)	(32)
Total Costs and Expenses	2,029	2,895	(866)
Operating Income	239	307	(68)
Interest cost and debt expense, net	(65)	(52)	(13)
Capitalized interest	26	21	5
Other income	8	6	2
Income Before Provision for Income Taxes	208	282	(74)
Provision for income taxes	(6)	(5)	(1)
Net Income	202	277	(75)
Less: Net Income attributable to noncontrolling interests	—	—	—
Less: Net Income attributable to redeemable noncontrolling interests	—	(1)	1
Net Income Attributable to Partners	$202	$276	$(74)

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$202	$276	$(74)
Less: General Partner's interest	(98)	(71)	(27)
Limited Partners' interest in Net Income	$104	$205	$(101)

Net Income attributable to Partners per Limited Partner unit:
Basic	$0.34	$0.83

Diluted	$0.34	$0.83

Weighted Average Limited Partners' units outstanding:
Basic	296.5	246.7

Diluted	297.2	247.5

(1)	Prior period expenses have been recast to conform to current presentation as a result of changes to our reportable segments.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	Six Months Ended June 30,
	2016	2015	Variance
	(in millions, except per unit amounts)
Income Statement:
Sales and other operating revenue	$4,045	$5,774	$(1,729)

Cost of products sold	3,404	5,155	(1,751)
Operating expenses	56	79	(23)
Selling, general and administrative expenses	54	50	4
Depreciation and amortization expense	215	176	39
Impairment charge and related matters	(106)	(59)	(47)
Total costs and expenses	3,623	5,401	(1,778)
Operating Income	422	373	49
Interest cost and debt expense, net	(130)	(102)	(28)
Capitalized interest	52	42	10
Other income	15	12	3
Income Before Provision for Income Taxes	359	325	34
Provision for income taxes	(11)	(11)	—
Net Income	348	314	34
Less: Net Income attributable to noncontrolling interests	(1)	(1)	—
Less: Net Income attributable to redeemable noncontrolling interests	—	(1)	1
Net Income attributable to Partners	$347	$312	$35

Calculation of Limited Partners' interest:
Net Income attributable to Partners	$347	$312	$35
Less: General Partner's interest	(188)	(131)	(57)
Limited Partners' interest in Net Income	$159	$181	$(22)

Net Income attributable to Partners per Limited Partner unit:
Basic	$0.53	$0.76

Diluted	$0.52	$0.75

Weighted Average Limited Partners' units outstanding:
Basic	289.5	238.9

Diluted	290.2	239.8

(1)	Prior period expenses have been recast to conform to current presentation as a result of changes to our reportable segments.

Sunoco Logistics Partners L.P.
Financial Highlights
(unaudited)

	June 30, 2016	December 31, 2015
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$36	$37

Revolving credit facilities	$1,263	$562
Senior notes	4,800	4,975
Unamortized fair value adjustments (1)	87	93
Unamortized bond discount and debt issuance costs	(38)	(39)
Total Debt	$6,112	$5,591

Sunoco Logistics Partners L.P. equity	$8,094	$7,521
Noncontrolling interests	33	34
Total Equity	$8,127	$7,555

(1)	Represents fair value adjustments on our senior notes resulting from the application of push-down accounting in connection with the acquisition of our general partner by ETP on October 5, 2012.

Sunoco Logistics Partners L.P.
Financial and Operating Statistics
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Sales and other operating revenue
Crude Oil	$1,892	$2,799	$3,272	$5,125
Natural Gas Liquids	196	343	429	529
Refined Products	180	60	344	120
Total sales and other operating revenue	$2,268	$3,202	$4,045	$5,774

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Adjusted EBITDA
Crude Oil	$114	$163	$338	$323
Natural Gas Liquids	78	129	152	157
Refined Products	53	34	104	67
Total Adjusted EBITDA	$245	$326	$594	$547

Sunoco Logistics Partners L.P.
Financial and Operating Statistics Notes
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Highlights

Crude Oil: (1)
Pipeline throughput (thousands of barrels per day ("bpd"))	2,329	2,174	2,276	2,149
Terminal throughput (thousands of bpd)	1,497	1,323	1,508	1,310
Gross profit (millions of dollars) (2)	$123	$175	$358	$347

Natural Gas Liquids:
Pipeline throughput (thousands of bpd)	245	217	257	183
Terminal throughput (thousands of bpd)	214	193	217	158
Gross profit (millions of dollars) (2)	$87	$127	$166	$146

Refined Products: (1)
Pipeline throughput (thousands of bpd)	524	465	523	451
Terminal throughput (thousands of bpd)	559	508	546	495
Gross profit (millions of dollars) (2)	$34	$24	$61	$47

(1)	Excludes amounts attributable to equity interests which are not consolidated.

(2)	Represents total segment sales and other operating revenue, less cost of products sold and operating expenses.

Sunoco Logistics Partners L.P.
Non-GAAP Financial Measures
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(in millions)		(in millions)
Net Income	$202	$277	$348	$314
Interest expense, net	39	31	78	60
Depreciation and amortization expense	109	94	215	176
Provision for income taxes	6	5	11	11
Non-cash compensation expense	6	4	11	8
Unrealized losses on commodity risk management activities	4	8	17	23
Amortization of excess investment in joint venture interests	—	—	1	1
Proportionate share of unconsolidated affiliates’ interest, depreciation and provision for income taxes	11	7	19	13
Non-cash inventory adjustments	(132)	(100)	(106)	(59)
Adjusted EBITDA (1)	245	326	594	547
Interest expense, net	(39)	(31)	(78)	(60)
Provision for current income taxes	(5)	(6)	(10)	(14)
Amortization of fair value adjustments on long-term debt	(3)	(3)	(6)	(6)
Proportionate share of unconsolidated affiliates' interest, provision for current income taxes and maintenance capital expenditures (2)	(12)	(8)	(20)	(18)
Maintenance capital expenditures	(14)	(16)	(27)	(31)
Distributable cash flow attributable to noncontrolling interests	—	(1)	(1)	(2)
Contributions attributable to acquisition from affiliate	1	3	4	6
Distributable Cash Flow (1) (2)	$173	$264	$456	$422

(1)
Our management believes that Adjusted EBITDA and distributable cash flow information enhances an investor's understanding of a business's performance, which is a factor in evaluating its ability to generate cash for payment of distributions and other purposes. Adjusted EBITDA and distributable cash flow do not represent and should not be considered an alternative to net income or cash flows from operating activities as determined under United States GAAP and may not be comparable to other similarly titled measures of other businesses.

(2)
During the first quarter 2016, we changed our definition of distributable cash flow to conform to the presentation utilized by our general partner. The change did not have a material impact on our distributable cash flow. Prior period amounts have been recast to conform to current presentation.